IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

Q FUNDING III, L.P., and Q4 FUNDING, L.P., Plaintiffs v. CEDAR FAIR MANAGEMENT, INC., CEDAR FAIR, L.P., a Delaware limited partnership, Defendants.	) ) ) ) ) ) ) ) ) ) ) )	Civil Action No.________

VERIFIED COMPLAINT

Plaintiffs, Q Funding III, L.P. and Q4 Funding, L.P. (together “Q Funding” or “plaintiffs”), by and through their undersigned counsel, as and for their Verified Complaint for declaratory and injunctive relief against defendants Cedar Fair, L.P., (“Cedar Fair” or the “Company”) and Cedar Fair Management, Inc. (“CFMI” or the “General Partner”) allege as follows:

Introduction

1.                  Q Funding seeks to confirm the validity of its recent call for a special meeting of Cedar Fair unitholders that will require the General Partner to schedule and issue notice of a special meeting to remove the General Partner and replace it with a nearly identical general partner whose governance documents shall expressly provide unitholders with a nomination right. In violation of the applicable agreement of limited partnership, the General Partner has refused to acknowledge the validity of the special meeting request and issue notice of the special meeting.

Background

2.                  As noted in a recent New York Times article,1 Cedar Fair’s poor performance over the last five years left it vulnerable to a woefully inadequate takeover attempt by Apollo Global Management in late 2009. When Cedar Fair’s entrenched directors and management consented to the takeover, unitholders recognized the need for new and independent directors on the General Partner’s board (the “Board”). Unitholders had the right to elect the General Partner’s directors as a result of amendments to the partnership agreement in 2004 that provided such right.

3.                  After defeating the Apollo deal, and as a result of litigation against the General Partner, unitholders learned for the first time in early 2010 that the General Partner may not recognize the unitholders’ right to nominate candidates for election to the Board.

4.                  Over the last 15 months, plaintiffs have fought for an independent Board and have been forced to file a complaint in this Court following each request for Board action. After plaintiffs filed suit in April 2010, Cedar Fair agreed to temporarily expand the Board and appoint two independent directors. After plaintiffs filed suit in December 2010 to compel the General Partner to hold a special meeting, the General Partner scheduled the January 2011 special meeting at which unitholders approved a proposal to require the Board chairman to be an outside independent director. After plaintiffs filed suit in March 2011 to compel a special meeting, the General Partner scheduled the June 2, 2011 special meeting to consider plaintiffs’ proposal to amend Cedar Fair’s partnership agreement to expressly provide a nomination right.

5.                  In response, the General Partner took the position that even if unitholders approved an amendment to the partnership agreement allowing unitholders to nominate directors, it would not amend the partnership agreement because its internal governance documents -- its regulations -- preclude the grant of a nomination right to unitholders and cannot be amended without the affirmative vote of 80% of the unitholders. The General Partner therefore presented another proposal at the June 2 meeting, a proposal to amend its internal regulations to grant unitholders the right to nominate director candidates. It took the position, however, that such proposal had to be approved by holders of 80% of the outstanding units.

6.                  Plaintiffs recognized that it would be practically impossible to gain the support of the holders of 80 percent of Cedar Fair’s outstanding units at the June 2 meeting because the Board refused to endorse a nomination right, and, a large percentage of Cedar Fair’s unitholders do not vote regardless of the substance of the matter being voted upon.

7.                  On June 2, as an alternate means to address the General Partner’s contentions regarding its regulations, plaintiffs called for a separate special meeting to occur after the June 2 meeting, for the purpose of replacing the General Partner with a general partner whose governance structure includes unitholder nomination rights and procedures (“Meeting Request”). Under the partnership agreement, only the affirmative vote of two thirds of the unitholders is necessary to remove and replace the general partner.

8.                  At the June 2, 2011 special meeting, Cedar Fair unitholders overwhelmingly voted in favor of the proposals referenced above. Holders of 67.5% of Cedar Fair’s outstanding units favored the proposal to amend the General Partner’s regulations to allow nomination rights, with approximately 95% of the votes cast in favor of the amendment. A similar show of support by holders of two thirds of the outstanding units is all that would be required to replace the General Partner in order to gain the most basic corporate right—the right to nominate directors.

9.                  Despite the nearly unanimous unitholder support for a unitholder nomination right, the General Partner refused to adopt either proposal. It insists that its regulations require that any amendment thereto regarding director nominations requires the approval of the holders of 80% of Cedar Fair’s outstanding units. Curiously, when the partnership agreement was amended in 2004 to remove the then-current general partner and grant unitholders an election right, the General Partner relied on the approval of holders of two-thirds of the outstanding units. It then adopted regulations without any unitholder vote or knowledge, which only recently became public when they were discovered by plaintiffs as a result of litigation in this Court and then quietly posted by the Company on its website.

10.              The General Partner’s position that its hands are tied by its own internal regulations – again, adopted without any unitholder vote at all -- has been criticized in the press. A recent New York Times article, entitled “When Two-Thirds Isn’t Enough,” observed:

The shareholders had spoken. Did the company hear?

Not exactly. While acknowledging that a vast majority of its owners wanted to be able to nominate directors, Cedar Fair said that investors’ wishes could not be granted. The partnership’s regulations, Cedar Fair said, require that changes in the company’s by-laws involving matters such as board elections, must receive the support of 80 percent of the units outstanding. So, even though more than two-thirds of the units outstanding had been cast in support of the change in the by-laws, the proposal failed.

* * *

Stacy Frole, director of investor relations at Cedar Fair, said that the board could not abide by its owners’ wishes and change the 80 percent threshold. “These are the regulations of the general partner; we can’t circumvent those,” she said. “Within the general partner regulations, it would require an 80 percent vote to change the 80 percent voting requirement.”

* * *

Ms. Frole said that Cedar Fair was examining alternatives to try to assuage its big and loud investors. But it sure seems that effecting change at a company should not be that difficult for its owners. 2

11.              Contrary to the General Partner’s assertions, its hands are not tied. As plaintiffs have proposed, the General Partner can be removed and replaced with a nearly identical general partner whose governance documents expressly provide a nomination right to Cedar Fair unitholders upon approval by two-thirds of Cedar Fair unitholders. Indeed, in 2004, the general partner was removed and replaced with just a two-thirds vote of unitholders.

12.              Cedar Fair has not responded directly to plaintiffs’ request for a special meeting, nor has it contested the validity of the Meeting Request. Instead, Cedar Fair issued a press release on June 10, in a classic stall tactic, claiming that the Meeting Request does not contain sufficient information for the Company to issue notice of and schedule the special meeting.

13.              Accordingly, plaintiffs seek declaratory relief in the form of an order stating that the Meeting Request is valid and requires the General Partner to issue notice of the requested special meeting.

The Parties

14.              Plaintiffs Q Funding III, L.P. and Q4 Funding, L.P. are commonly-controlled Texas limited partnerships. Plaintiffs’ principal place of business is located at 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102. Plaintiffs are limited partners of Cedar Fair, and collectively beneficially own 5,687,276 Cedar Fair units, representing approximately 10.28% of the total number of outstanding units.

15.              Cedar Fair is a Delaware limited partnership with its principal executive offices at One Cedar Point Drive, Sandusky, Ohio 44870. Cedar Fair is one of the largest regional amusement-resort operators in the world with eleven amusement parks, six outdoor water parks, one indoor water park and five hotels.

16.              Defendant CFMI, an Ohio Corporation, is Cedar Fair’s sole general partner with principal offices located at One Cedar Point Drive, Sandusky, Ohio 44870.

Substantive Allegations

17.              The Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. (the “Partnership Agreement”) establishes that any limited partner owning at least 10% of the aggregate units of the Partnership may call a meeting:

by delivering to the General Partner one or more calls in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purpose for which the meeting is to be called.3

18.              The Partnership Agreement further provides that “[w]ithin ten (10) days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such meeting, the General Partner shall send a notice of the meeting to the Limited Partners.” Ex. B at § 15.4.

19.              Under the Partnership Agreement, plaintiffs, as holders of greater than 10% of Cedar Fair’s outstanding units, have a right to require the General Partner to call a special meeting.

20.              On June 2, 2011, plaintiffs delivered the written Meeting Request to the General Partner seeking to have the General Partner call a special meeting.

21.              Consistent with the requirement of Section 15.4 of the Partnership Agreement that the Meeting Request state the general purpose of the requested special meeting, the Meeting Request identifies the purposes of the Special Meeting:

(1) First, to consider and vote upon the removal of the General Partner and the selection of a successor general partner of the Company, as permitted by and pursuant to the terms of the Partnership Agreement.

(2) Second, and subsequent to the votes set forth in (1) above, to consider and vote upon an amendment to the Partnership Agreement to allow unitholders to nominate directors for election to the board of directors of the General Partner.

(3) Third, and subsequent to the votes set forth in (1) and (2) above, to consider and vote upon such other business as may be properly presented at the meeting or any adjournment or adjournments thereof.4

22.              On June 10, 2011, Cedar Fair issued a press release rejecting the Meeting Request,5 on the assertion that it lacked sufficient information, specifically (a) adequate information regarding the successor general partner, (b) an opinion of counsel with respect to the tax impact of the removal of the General Partner, and (c) specific language for the proposed amendment to the Partnership Agreement.

23.              The Partnership Agreement does not require, as defendants suggest, that the meeting request include additional information before notice of the special meeting shall be issued. In contrast, the Partnership Agreement requires only that the meeting request include the general purpose of the special meeting, which plaintiffs have clearly provided: to remove and replace the general partner, and amend the Partnership Agreement to expressly allow unitholders to nominate directors for election to the Board.

24.              Defendants have no basis to refuse to issue notice of the Special Meeting. Their refusal to comply with the Partnership Agreement and issue notice after the General Partner received the Meeting Request is a violation of the Partnership Agreement.

25.              By refusing to acknowledge the validity of the plaintiffs’ call for a special meeting, Cedar Fair avoids the requirement in Section 15.4 of the Partnership Agreement that it provide notice of the Special Meeting within 10 days of the call or within such time as is “reasonably necessary” to comply with any “statutes, rules, regulations and similar requirements” and allows defendants to delay the meeting indefinitely.

26.              By this action, plaintiffs seek injunctive and declaratory relief to require the Company to acknowledge the validity of the Meeting Request and issue notice of a special meeting for the unitholders to consider and vote upon the removal of the General Partner and the installation of a successor general partner.

COUNT I

(Breach of Contract against General Partner)

27.              Plaintiffs incorporate each and every allegation set forth above as if fully set forth herein.

28.              Section 15.4 of the Partnership Agreement requires the General Partner to send notice of a special meeting to the limited partners “within ten (10) days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such meeting.” Ex. B.

29.              Plaintiffs submitted the Meeting Request to the General Partner on June 2, 2011. By press release dated June 10, 2011, the General Partner wrongly refused to acknowledge the validity of the Meeting Request and issue notice of the Special Meeting.

30.              By reason of the General Partner’s failure to issue notice of the Special Meeting and its apparent intent to deprive unitholders of the ability to nominate directors for election to the board of the General Partner, plaintiffs are suffering harm.

31.              Plaintiffs and other unitholders will suffer irreparable injury unless the Court grants declaratory and injunctive relief directing the Company and the General Partner to issue notice of the Special Meeting.

COUNT II

(Breach of Fiduciary Duty against General Partner)

32.              Plaintiffs incorporate each and every allegation above as if fully set forth herein.

33.              As a general partner of a Delaware limited partnership, CFMI owes fiduciary duties to unitholders, which prohibit it from inequitably interfering with or obstructing the unitholders’ right to call a special meeting in an attempt to interfere with the unitholders’ rights under the Partnership Agreement.

34.              The General Partner has breached its fiduciary duties by interfering with and obstructing plaintiffs’ ability to call the Special Meeting for the inequitable purposes of perpetuating its current directors in office and disenfranchising unitholders.

35.              The General Partner’s failure to acknowledge the validity of the Meeting Request and issue notice of the Special Meeting is inconsistent with both the Partnership Agreement and the General Partner’s fiduciary duties.

36.              Plaintiffs will suffer irreparable injury unless the Court grants declaratory and injunctive relief directing the General Partner to issue notice of the Special Meeting.

37.              Plaintiffs have no adequate remedy at law.

WHEREFORE, plaintiffs request judgment as follows:

a.       Injunctive and declaratory relief directing the General Partner to issue notice of the Special Meeting;

b.      Awarding plaintiffs their fees and costs incurred in bringing and prosecuting this action, including attorneys’ and expert witness fees; and

c.       Awarding such other and further relief as may be just and equitable under the circumstances.

Dated: June 14, 2011 1016380

POTTER ANDERSON & CORROON LLP

By: /s/ Matthew E. Fischer

Matthew E. Fischer (# 3092)

Dawn M. Jones (#4270)

William E. Green, Jr. (#4864)

Potter Anderson & Corroon LLP

Hercules Plaza, 6th floor

1313 North Market Street

P. O. Box 951

Wilmington, Delaware 19899

(302) 984-6000

Attorneys for Plaintiff Q Funding III, L.P. and Q4 Funding, L.P.

1 Gretchen Morgenson, “When Two-Thirds Isn’t Enough,” The New York Times, June 11, 2011, available at: http://www.nytimes.com/2011/06/12/business/12gret.html?_r=1. Exhibit A.

2 See Ex. A.

3 Ex. B (Partnership Agreement) at § 15.4.

4 See Meeting Request attached hereto as Exhibit C.

5 See Press Release attached hereto as Exhibit D.